UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 4, 2021
Jones Lang LaSalle Income Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

333 West Wacker Drive, Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 897-4000

N/A
(Former name or former address, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 - Unregistered Sale of Equity Securities.

On October 4, 2021, Jones Lang LaSalle Income Property Trust, Inc. (the “Company”), through a subsidiary of its operating partnership, JLLIPT Holdings LP (the “Operating Partnership”), entered into an agreement pursuant to which the Operating Partnership will issue a minimum of approximately 5.1 million units in the Operating Partnership (“Class M-I Units”) worth a minimum of approximately $64.5 million, assume a mortgage loan of $72.5 million at an interest rate of 3.18% with approximately nine years until maturity and pay cash of up to $21.5 million, in exchange for a contribution of assets. The transaction is expected to close in the fourth quarter of 2021, following the satisfaction of customary closing conditions.

The Class M-I Units issued by the Operating Partnership will be redeemable at the option of the holders thereof for cash or, at the Company’s option, for Class M-I Shares on an approximate one-for-one basis, subject to certain adjustments and applicable holding periods.

The issuance of the Class M-I Units described above, and any issuance of the Company’s Class M-I Shares in connection with a future redemption of the Class M-I Units, will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:	/s/ Gregory A. Falk
Name: Gregory A. Falk
Title: Chief Financial Officer and Treasurer
Date: October 8, 2021